Exhibit 99.1
GMAC Financial Services Announces Key Executive Appointments
•	Khattri to lead corporate strategy

•	Hull to succeed Khattri as CFO
NEW YORK — GMAC Financial Services today announced that Sanjiv Khattri, chief financial officer, will be named to a new position as executive vice president of Corporate Development and Strategy, effective Dec. 3. He will continue to report to GMAC Chief Executive Officer Eric Feldstein. In this new position, Khattri will have responsibility for strategic planning and business development as well as continuing as chief financial officer of GMAC Residential Capital, LLC (ResCap). He will remain a member of the GMAC Executive Committee and the ResCap Board of Directors.
Succeeding Khattri as GMAC chief financial officer is Robert Hull, who joins GMAC from Bank of America. Hull, 43, will report to GMAC Chief Operating Officer Al de Molina.
Hull was chief financial officer of Bank of America’s global wealth and investment management and principal investing divisions. He joined Bank of America in 2001 as the senior vice president for strategy and financial planning and following that position was named chief financial officer of the card services division. Prior to joining Bank of America, Hull served as chief financial officer of Investorforce Holdings, Inc., Marvel Enterprises, Inc., and Wise Foods Holdings, Inc. Hull has a bachelor’s degree from the University of Virginia and a master’s degree in business administration from Harvard Business School.
“I am pleased to welcome to GMAC Rob Hull as our new chief financial officer. He has outstanding credentials and a broad base of experience to draw upon in leading the Finance organization,” said Feldstein. “Additionally, I am pleased to have Sanjiv lead major GMAC strategic initiatives and business development opportunities as well as the ResCap finance organization.”
About GMAC Financial Services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and employs about 31,000 people worldwide. At Dec. 31, 2006, GMAC held more than $287 billion in assets and earned net income for 2006 of $2.1 billion on net revenue of $18.2 billion. For more information, go to www.gmacfs.com.
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Contacts:
Gina Proia
917-369-2364
914-714-9166 cell
gina.proia@gmacfs.com
Toni Simonetti
917-369-2360
917-822-3392 cell
toni.simonetti@gmacfs.com